Exhibit 19.1

Ardent Health Partners, Inc.
Insider Trading and Confidentiality Policy

Applicability: This policy applies to all employees, officers, and directors of Ardent Health Partners, Inc. and its subsidiaries (together, the “Company”) and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directly influenced by such employees, officers, and directors or subject to their influence and control (collectively referred to as “family members”).
Purpose: This policy provides guidance on when employees, officers, and directors of the Company may trade in the Company’s securities.
Policy:
1)Prohibition Against Trading on Material Nonpublic Information
a)This policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options, and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued or by the Company, such as exchange-traded options (collectively referred to in this policy as “Company Securities”).
b)During the course of your service at the Company, you may become aware of material nonpublic information. If so, you are prohibited from trading in the Company’s stock during specific periods, except as provided in Section 6 “Rule 10b5-1 Trading Plans” below. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company Securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples of “material” information include:
i)internal financial information which departs in any way from what the market would expect;
ii)changes in sales, earnings, or dividends;
iii)an important financing transaction;
iv)stock splits or other transactions relating to Company Securities;
v)mergers, tender offers, or acquisitions of other companies, or major purchases or sales of assets;
vi)major management changes;

vii)sales or purchases by the Company of its own securities;
viii)significant litigation or regulatory developments;
ix)significant transactions with other companies, such as joint ventures or licensing agreements;
x)the extent to which external events, including but not limited to pandemics, have had, or will have, a material impact on the Company’s operating results;
xi)a significant cybersecurity incident;
xii)significant actions of regulatory agencies; and
xiii)gain or loss of significant network, provider, payer, or vendor.
Note that this list is merely illustrative and not exhaustive.
“Nonpublic” information is any information which has not yet been disclosed generally to the marketplace. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, issuance of a press release by the Company or announcement of the information in The Wall Street Journal or other news publication. Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Company Securities. For the purposes of this policy, a “Trading Day” shall mean any day on which the New York Stock Exchange (the “NYSE”) is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the NYSE is open for trading on Wednesday, persons subject to this policy shall not be permitted to trade in Company Securities until Thursday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the NYSE is open for trading on Monday, persons subject to this policy shall not be permitted to trade in Company Securities until Tuesday.
c)If you are aware of material nonpublic information regarding the Company, you are prohibited from trading in Company Securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 6 of this policy. You may only trade in the Company Securities after the information has been disseminated in the public market for at least one full Trading Day provided you are not a Company Insider as described in Section 7 below. You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Company Securities. Furthermore, if you are aware of material nonpublic information regarding the Company, you are prohibited from gifting Company Securities. Additionally, if you learn material nonpublic information about another company with which the Company does business, such as a vendor, payer, or joint venture partner, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.

In addition, you and your family members who share your household may not, under any circumstances, trade options for, or sell “short,” Company Securities.
2)Stock Option Exercises
a)For purposes of this policy, the Company considers the exercise of stock options under the Company’s equity incentive plans to be exempt from this policy. Additionally, the exercise of employee stock options: (i) by tendering cash or shares to the Company to pay the exercise price or related tax withholding; or (ii) through a net share settlement method, are exempt from this policy. However, the sale of the underlying stock received upon exercise of the stock option is restricted by this policy, including the sale of stock to obtain the cash needed to exercise an option or pay withholding taxes.
3)401(k) Plan
a)This policy does not apply to the purchase of Company stock in the Company’s 401(k) plan, if any, resulting from periodic contributions of money to the plan pursuant to a previously made payroll deduction election. This policy does apply, however, to any certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (b) an election to sell Company stock within the 401(k) plan or to purchase additional Company stock by selling other existing investments within the 401(k) plan, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance, and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4)Employee Stock Purchase Plan
a)This policy does not apply to purchases of Company stock in the Company’s employee stock purchase plan, if any, resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This policy does not apply to purchase of Company stock resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This policy does apply to a participant’s election to increase or decrease their participation in the plan, and to a participant’s sale of Company stock pursuant to the plan.
5)Dividend Reinvestment Plan
a)This policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan, if any, resulting from reinvestment of dividends paid on Company securities. This policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase their level of participation in the plan. This policy also applies to a participant’s sale of any Company stock purchased pursuant to the plan.

6)Rule 10b5-1 Trading Plans
a)Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that employees and directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under Section 7 of this policy, and (iii) adoption of the plan was expressly authorized by a member of the Company’s Legal Department. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Note that trades made pursuant to Rule 10b5-1 plans by executive officers and directors must still be reported to the General Counsel pursuant to Section 8(b) below. Additionally, insiders must report any modification or termination of a Rule 10b5-1 plan to the Company’s General Counsel within one business day of such modification or termination.
7)Company Insiders – Trading is Prohibited Prior to the Release of Quarterly and Annual Financial Results and during other “Special Blackout Periods” except for Rule 10b5-1 Trades
a)To ensure compliance with this policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, all corporate executive officers and directors and all corporate vice presidents or above and their executive assistants and all corporate employees in the following departments: Accounting, Finance, Legal, Compliance and Risk Management, Operations (excluding inpatient and outpatient coders, CDI Nurses, Data Integrity and Medical Records Documentation and Coding Review personnel); Disclosure Committee Members, and Divisional CEOs, CFOs, COOs & CNOs and their executive assistants, and certain other designated persons with access to consolidated financial information (collectively, “Company Insiders”), together with their respective family members or others living in the Company Insider’s household, may not trade outside of applicable Window Periods. The “Window Period” is defined as the period commencing one full Trading Day following a release of quarterly results, and ending on the date that is 14 calendar days prior to the end of the subsequent quarter.
b)Nonetheless, as mentioned above, no trade or gift of Company Securities may be made during these periods if the person covered by this policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.
i)From time to time, upon prior notice to the persons affected, the Company may impose Special Blackout Periods during which the Company’s executive officers and directors are prohibited from trading in or gifting Company Securities.

ii)The trading restrictions set forth in this Section 7 do not apply to any trades or gifts made pursuant to properly qualified, adopted, and submitted Rule 10b5-1 trading plans.
8)Preclearance; Reporting Trades
a)In order to minimize the risk of an inadvertent violation of the foregoing policy, it is the Company’s policy that before buying or selling any Company Securities, even if within the Window Period, all executive officers and directors must clear the transaction with the Company’s General Counsel or, in his absence, the Company’s Chief Financial Officer. Clearance of a transaction does not constitute a recommendation by the Company or any of its employees or agents that you should engage in the subject transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. If clearance of the transaction is denied, the fact of such denial must be kept confidential by you.
b)We require that all executive officers and directors submit to the Company’s General Counsel a copy of any trade order or confirmation relating to the purchase, sale or gift of Company Securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades are properly reported. Your adherence to this policy is vital to your protection as well as the Company’s.
9)Hedging Transactions
a)Hedging transactions may insulate you from upside or downside price movement in Company Securities which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, you and your family members who share your household may not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities, including the purchase or sale of puts or calls or the use of any other derivative instruments.
10)Margin Accounts and Pledging
a)Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold Company Securities in a margin account nor pledge Company Securities as collateral for a loan.
11)Confidentiality
a)Serious problems could be caused for the Company and you by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s securities. Therefore, personnel of the Company should not discuss internal matters or developments with anyone outside of the Company, except as required in the performance of regular job requirements.
b)This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by vendors or payers (except for ordinary-course sales representative discourse), the press, investment analysts, or others in the financial community. It is important that all such communications on behalf of the Company be made in accordance with the procedures set forth in our Corporate Disclosure Policy. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Chief Executive Officer, Chief Financial Officer, General Counsel, President of Hospital Operations, or Vice President of Investor Relations.
12)Duration of this Policy’s Applicability
a)This policy continues to apply to your transactions in Company Securities or the securities of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in Company Securities or the securities of such other company until the information has been publicly disseminated or is no longer material.
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These are very serious matters. Insider trading is illegal and can result in both criminal and significant civil penalties, including triple damages. Employees who violate this policy may be subject to disciplinary action by the Company, including dismissal for cause. If you have any question or doubt about the applicability or interpretation of this policy or the propriety of any desired action, please seek clarification from our Chief Executive Officer, Chief Financial Officer, General Counsel, President of Hospital Operations, or Vice President of Investor Relations. Do not try to resolve uncertainties on your own.

ACKNOWLEDGMENT

    The undersigned acknowledges that he/she has read this Insider Trading and Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.

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